Exhibit 99.1

Contact:

Nicole Estrin	Lee Bendekgey
Associate Director of Corporate	SVP, CFO & General Counsel
Communications & IR	650-517-8358
650-517-8472	lbendekgey@nuvelo.com
nestrin@nuvelo.com

NUVELO REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SAN CARLOS, Calif., November 1, 2005— Nuvelo, Inc. (Nasdaq: NUVO) today announced results for the quarter ended September 30, 2005.

For the three months ended September 30, 2005, Nuvelo reported a net loss of $18.5 million or $0.44 per share, compared to a net loss of $10.9 million or $0.34 per share for the same period in 2004. The loss from continuing operations during the three-month period was $18.5 million or $0.44 per share in 2005, compared to $10.3 million or $0.32 per share in 2004. Revenues from continuing operations for the three months ended September 30, 2005 were $123,000, compared to $54,000 for the same period in 2004.

For the nine months ended September 30, 2005, Nuvelo reported a net loss of $50.1 million or $1.23 per share, compared to a net loss of $39.5 million or $1.30 per share for the same period in 2004. The loss from continuing operations during the nine-month period was $50.1 million or $1.23 per share in 2005, compared to $38.1 million or $1.25 per share in 2004. Revenues from continuing operations for the nine months ended September 30, 2005 were $362,000, compared to $152,000 for the same period in 2004.

The increase in loss from continuing operations of $8.2 million for the three months ended September 30, 2005 and $12.0 million for the nine months ended September 30, 2005 was primarily due to an increase in research and development expenses related to personnel costs, alfimeprase manufacturing and other outside services as we progress our clinical trials, and higher general and administrative expenses related to consulting and personnel as we build the infrastructure to support our growing development organization and begin preparations for the planned commercial launch of alfimeprase.

As of September 30, 2005, Nuvelo had $75.5 million in cash, cash equivalents and short-term investments, compared to $50.6 million at December 31, 2004. For the three and nine months ended September 30, 2005, our net decrease (increase) in cash and cash equivalents was $14.4 million and $(16.7) million respectively, and our “cash burn,” a non-GAAP financial measure, (see definition and reconciliation below) was $16.5 million and $45.2 million respectively. The difference between the increase in cash and cash equivalents and the cash burn in the nine month period was primarily due to net proceeds of $68.4 million from the equity financing in the first quarter.

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“We continue to make significant progress in our pivotal Phase 3 acute peripheral arterial occlusion (PAO) or NAPA program as a whole. In the first trial in this program, NAPA-2, we have more than 90 of the planned 100 sites activated and patient enrollment continues to build as expected,” said Ted W. Love, M.D., chief executive officer and chairman of Nuvelo. “In addition, this past quarter, we achieved our milestone of initiating our first Phase 3 alfimeprase trial in catheter occlusion, SONOMA-2. With the continued progress of both of these late-stage clinical programs, we are moving closer to commercialization and have begun to lay the foundation for the planned launch of alfimeprase.”

“We also advanced the remainder of our clinical development programs in the third quarter. We started a proof of concept study with rNAPc2 and made the decision to focus our collaboration with Archemix on identifying an optimized thrombin inhibitor for potential use as an anticoagulant in coronary artery bypass graft (CABG) surgery,” added Dr. Love. “Although the Phase 1 trial involving ARC183 achieved proof of concept, demonstrating its ability to produce rapid onset and reversal of anticoagulation, we believe we can optimize the product profile with a more potent product candidate.”

Recent Corporate Accomplishments and Upcoming Milestones

— Continue to identify and sign up sites for the second Phase 3 acute PAO trial, NAPA-3, with the goal of enrolling the first patient in this trial before the end of the year.

— Began enrolling patients in SONOMA-2, the first of two Phase 3 trials evaluating alfimeprase for the treatment of catheter occlusion. SONOMA-3, the second Phase 3 trial, is expected to start in the first half of 2006.

— Initiated a Phase 2 proof of concept clinical trial to assess the potential of rNAPc2 to replace heparin in patients being treated for acute coronary syndromes (ACS). Completion of this trial is expected in the first half of 2006. Study results from a previous Phase 2a trial with rNAPc2 in this patient population will be presented at the American Heart Association’s Scientific Sessions 2005.

— Closed a Phase 1 clinical program evaluating ARC183 as an anticoagulant for potential use in acute cardiovascular settings such as CABG surgery and began pursuing an optimized thrombin inhibitor.

— Published data in the August issue of Science from a study of NU206 (R-spondin1), a secreted protein in preclinical development, showing that it acts as a specific and potent stimulator of the human epithelial cells that line the gastrointestinal tract and mouth. Nuvelo expects to file an IND for NU206 in mid-2006.

— Published alfimeprase Phase 1 clinical trial results in the August issue of the Journal of Vascular and Interventional Radiology. The study showed that alfimeprase was generally well-tolerated with no bleeding complications.

— Appointed Ted W. Love, M.D., chief executive officer of Nuvelo, as chairman of Nuvelo’s board of directors; appointed George B. Rathmann, Ph.D., former chairman of Nuvelo and

201 Industrial Road, San Carlos, CA 94070     tel: 650/517-8000     fax: 650/517-8001     www.nuvelo.com

current member of the board, as chairman emeritus; named Barry L. Zubrow, current vice chairman of Nuvelo’s board of directors, as lead independent director; and appointed Kimberly Popovits to Nuvelo’s board of directors.

— Secured a Committed Equity Financing Facility, or CEFF, with Kingsbridge Capital Limited, which may give Nuvelo access to a total of up to $75 million in capital over the next three years.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-510-0146 for domestic callers and 617-614-3449 for international callers and reference passcode 19105503. A telephone replay of the conference call will be available through Tuesday, November 15, 2005. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference passcode 94413845.

In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s clinical pipeline includes alfimeprase, a direct acting thrombolytic in Phase 3 trials for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion (CO) and rNAPc2, an anticoagulant currently in Phase 2 trials that inhibits the factor VIIa and tissue factor complex. Nuvelo recently identified NU206 as a preclinical development candidate from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the timing and progress of Nuvelo’s clinical stage and internal research and development programs, the potential safety and efficacy of Nuvelo’s clinical and preclinical compounds, the timing of Nuvelo’s potential commercial launch of alfimeprase, the status of regulatory filings with the FDA and foreign regulators, the expenses, revenues and the potential for profits from sales of any drug products resulting from such programs, and the timing and availability of future financing, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such

201 Industrial Road, San Carlos, CA 94070     tel: 650/517-8000     fax: 650/517-8001     www.nuvelo.com

statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004, quarterly report on Form 10-Q for the quarter ended June 30, 2005, and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Contract Revenue:	$123	$54	$362	$152

Operating expense:
Research and development	14,798	7,728	40,341	31,802
General and administrative	4,175	2,600	11,139	6,240
Loss (gain) on sale or disposal of assets	2	—	25	(25)

Total operating expenses	18,975	10,328	51,505	38,017

Operating loss	(18,852)	(10,274)	(51,143)	(37,865)

Interest expense - related party	(111)	(118)	(345)	(362)
Interest expense - other	(143)	(172)	(414)	(702)
Interest income	639	820	1,617	2,286
Other income (expense), net	8	(551)	157	(1,462)

Loss from continuing operations	(18,459)	(10,295)	(50,128)	(38,105)
Loss from discontinued operations	—	(574)	—	(1,402)

Net loss	$(18,459)	$(10,869)	$(50,128)	$(39,507)

Basic and diluted net loss per share:
Continuing operations	$(0.44)	$(0.32)	$(1.23)	$(1.25)
Discontinued operations	—	(0.02)	—	(0.05)

Total basic and diluted net loss per share	$(0.44)	$(0.34)	$(1.23)	$(1.30)

Weighted average shares used in computing basic and diluted net loss per share	42,163	31,999	40,727	30,427

201 Industrial Road, San Carlos, CA 94070     tel: 650/517-8000     fax: 650/517-8001     www.nuvelo.com

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$75,530	$50,625
Total assets	112,559	79,264
Bank loans	3,417	2,600
Notes payable	4,000	4,000
Capital lease obligations	25	1,079
Related party line of credit	5,729	7,792
Accrued interest	2,911	2,341
Accumulated deficit	(306,176)	(256,048)
Total stockholders’ equity	64,047	45,589

Cash Burn

We define “cash burn,” a non-GAAP financial measure, as the net decrease (increase) in cash and cash equivalents, as determined in accordance with GAAP, excluding the effects of sales/ maturities and purchases of short-term investments, changes in restricted cash, and net proceeds from equity or debt financing activities, all being determined in accordance with GAAP. We believe this to be an important measure for investors, as it indicates the rate at which we are using our total cash and investment balances in our general business activities. We also believe that the presentation of this non-GAAP financial measure will enable investors, analysts and readers of our financial statements to compare non-GAAP measures with relevant GAAP measures in all periods presented. Any non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The calculation of cash burn for each period presented is as follows (in thousands):

	Three months ended September 30, 2005	Nine months ended September 30, 2005
	(unaudited)
Net decrease (increase) in cash and cash equivalents	$14,285	$(16,739)
Adjustments to exclude the effects of:
Net sales or maturities (purchases) of short-term investments	1,988	(8,166)
Net decrease (increase) in restricted cash	191	191
Net proceeds from equity financing	—	68,448
Net proceeds from debt financing	—	1,500

Cash Burn	$16,464	$45,234

201 Industrial Road, San Carlos, CA 94070     tel: 650/517-8000     fax: 650/517-8001     www.nuvelo.com